UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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October 21, 2009

Dear Switch and Data Customer,

We announced today that Switch and Data and Equinix have entered into a definitive agreement for Equinix to acquire Switch and Data. We believe the combination of our two companies will better serve your needs. The transaction will create a global partnership to satisfy your data center and Internet exchange needs from a network of 79 data centers in 34 markets that total to more than six million gross square feet of capacity across the North American, European and Asia-Pacific markets. It gives us the financial scale to continue to invest in new site capacities to meet your growing power and space needs across the many markets we serve.

The acquisition helps our customers respond to two broad market trends. Businesses are aggregating and distributing information near population centers to reduce latency. Further, the increasing integration of global markets compels companies to develop worldwide strategies for their digital assets and applications. These trends, plus the rapid growth of IP traffic, are some of the primary reasons that we are operating in a market where the demand for data center services is growing faster than the supply.

By combining our two businesses, Switch and Data and Equinix will increase data center supply and market coverage for our customers. A combination of Equinix’s European and Asia-Pacific data center footprint and the combined company’s broad North American data center footprint gives our customers better access to the world’s population centers and a single partner for their global data center requirements. In addition to the site capacity synergies, both Switch and Data and Equinix have an extraordinary commitment to superior customer satisfaction. Both of our companies are well regarded for operational excellence, and both of us delivered at least 99.999% of site uptime across our businesses last year. Each company’s familiarity with the other’s business model and product offerings will make it easy for the two businesses to integrate with the minimum impact on our customers.

We expect that the acquisition will close in the first quarter of 2010, and until then we will remain separate operating businesses. Please continue to work with your current Switch and Data account manager and site personnel.

I would like to close by thanking you for trusting us to provide your mission critical data center and Internet exchange services over the past 10 years. Equinix is acquiring Switch and Data to expand their capabilities. They see the value of our 370 talented employees, 34 network dense sites, and 1,000 satisfied and growing customers. We believe our future together gives us a broader scope to serve your global and local needs, and the scale to continue to invest in new infrastructure and markets to satisfy your growing demand for data center services.

Thank you,

Keith Olsen President and CEO Switch and Data

Important Information for Investors and Shareholders

This communication may be deemed to be solicitation material in respect of the proposed transaction between Equinix and Switch & Data. In connection with the proposed transaction involving Equinix and Switch & Data, Equinix plans to file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus and each of Equinix and Switch & Data plan to file with the SEC other documents regarding the proposed transaction. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Switch & Data. SWITCH & DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Switch & Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Equinix and Switch & Data through the website maintained by the SEC at www.sec.gov. In addition, Switch & Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch & Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch & Data’s corporate website at www.switchanddata.com.

Equinix, Switch & Data and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Equinix’s directors and executive officers is contained in its annual proxy statement filed with the SEC on April 23, 2009. Information regarding Switch & Data’s directors and executive officers is contained in Switch & Data’s annual proxy statement filed with the SEC on April 6, 2009. Additional information regarding the interests of such potential participants will be included in the Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).